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                                                                     EXHIBIT 4.1

                         CERTIFICATE OF INCORPORATION
                                      OF
                            STERLING SOFTWARE, INC.

                                   ARTICLE I

     The name of the corporation is STERLING SOFTWARE, INC.

                                  ARTICLE II

     The address of the corporation's registered office in the State of Delaware is 100 West Tenth Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

     The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

     The total number of shares of stock of all classes which the corporation shall have authority to issue is Twenty-Two Million (22,000,000), consisting of Twenty Million (20,000,000) shares of Common Stock having a par value of $.10 per share, and Two Million (2,000,000) shares of Preferred Stock having a par value of $.10 per share.
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     The Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. The Preferred Stock of each such series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed by the Board of Directors in the resolution or resolutions providing for the issue of such series of Preferred Stock pursuant to the authority to do so which is hereby expressly vested in the Board of Directors.

     Except as otherwise provided in any resolution or resolutions of the Board of Directors providing for the issue of any particular series of Preferred Stock, the number of shares of stock of any such series so set forth in such resolution or resolutions may be increased or decreased (but not below the number of shares of such series then outstanding) by a resolution or resolutions likewise adopted by the Board of Directors. No approval by class or series vote or otherwise, of the holders of the Preferred Stock or any series thereof will be required for the issue by the Board of Directors of any other series of Preferred Stock, whether or not in any respect senior to or on a parity with any such outstanding series, provided, however, that the Board of Directors may condition

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the issue of such additional series of Preferred Stock on the approval, by such proportion as the Board of Directors may specify, of any such outstanding series.

     Except as otherwise provided in any resolution or resolutions of the Board of Directors providing for the issue of any particular series of Preferred Stock, Preferred Stock redeemed or otherwise acquired by the corporation shall assume the status of authorized but unissued Preferred Stock and shall be unclassified as to series and may thereafter, subject to the provisions of this
Article IV and to any restrictions contained in any resolution or resolutions of the Board of Directors providing for the issue of any such series of Preferred Stock, be reissued in the same manner as other authorized by unissued Preferred Stock.

     Shares of Common Stock and, subject to the provisions of this Article, shares of any series of Preferred Stock may be issued from time to time as the Board of Directors determines and on such terms and for such consideration as may be fixed by the Board of Directors.

     Subject to the provisions of law and the preferences of the Preferred Stock, dividends may be paid on the Common Stock at such time and in such amounts as the Board of Directors may deem advisable.

     The authorized amount of shares of Common Stock and of Preferred Stock may, without a class or series vote, be


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increased or decreased from time to time by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote thereon.

     Except as otherwise specifically required by law or as specifically provided in any resolution or resolutions of the Board of Directors providing for the issue of any particular series of Preferred Stock, the exclusive voting power of the corporation shall be vested in the Common Stock of the corporation. Each share of Common Stock shall entitle the holder thereof to one vote at all meetings of the stockholders of the corporation.

                                   ARTICLE V

     Section 1.  The name and mailing address of the incorporator is as follows:

              Robert L. Jones
              4400 InterFirst One
              Dallas, Texas 75202

     Section 2. The name and mailing address of each person who is to serve as a director of the corporation until the first annual meeting of the stockholders of the corporation or until a successor is elected and qualified is as follows:

              Sterling L. Williams
              1001 Campbell Centre
              8350 North Central Expressway
              Dallas, Texas 75206

                                  ARTICLE VI

     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of


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Directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

                                  ARTICLE VII

     Election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

     Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation.


                                 ARTICLE VIII

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, to the extent and in the manner now or hereafter prescribed by the laws of the State of Delaware, and additional provisions authorized by such laws as are then in force may be added hereto. All rights conferred upon the directors, officers and stockholders of the corporation herein or in any amendment hereof are granted subject to this reservation.

     I, THE UNDERSIGNED, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my

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act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 10th day of February, 1983.


                                               /s/ Robert L. Jones
                                          -----------------------------
                                                   Robert L. Jones



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